EXHIBIT 99.1

PRESS RELEASE

         Charleston, West Virginia, March 23, 2009. Jacobs Financial Group, Inc. (OTC Bulletin Board: JFGI), today announced that its wholly owned subsidiary, First Surety Corporation (FSC), a domestic surety in West Virginia with licenses in Ohio and Indiana, has entered into a reinsurance agreement with Lloyds of London for its coal reclamation surety bonding programs. The reinsurance agreement has an initial term of three years, takes effect April 1, 2009 and will provide additional surety capacity for FSC's successful coal reclamation bonding programs.

         Announcing FSC's new relationship with Lloyd's of London, John M. Jacobs, President of Jacobs Financial Group, said, "At a time when the credit markets are still locked up and struggling to right themselves, this is a very significant event for us and the coal industry. While lending may be frozen on many fronts, we continue to provide credit surety to qualified coal companies that require financial assurance to obtain mining permits to continue operations. FSC's relationship with Lloyds will enable us to write more and larger bonds for coal operators and to more fully serve our client base." Robert
J. Kenney, President of FSC, added, "This reinsurance agreement is the culmination of a due diligence process by Lloyds with respect to all stages of our operations and is a real affirmation of the design of our reclamation bonding programs, the quality of our underwriting, our business plan and our people. It's a very exciting development for us."

         FSC began operations in West Virginia in February 2006, and maintains offices at 300 Summers Street in Charleston, West Virginia.